Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-216434, 333-209995 and 333-198124) on Form S-8 and registration statement (No. 333-221403) on Form S-3 of Aspen Aerogels, Inc. of our report dated March 1, 2018, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Aspen Aerogels, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 1, 2018